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EXHIBIT 10.19

PARTIAL LEASE TERMINATION AGREEMENT II

    This Partial Lease Termination Agreement II is made and entered into as of March 1, 2000, by and between Limar Realty Corp #26, a California corporation ("Landlord") and Preview Systems, Inc., a Delaware Corporation, successor in interest to Preview Software, Inc., a California corporation ("Tenant").

R E C I T A L S

    This Partial Lease Termination Agreement II (the "Partial Termination Agreement II") is made with reference to and in reliance upon the following facts:

  A.
  Landlord and Tenant are parties to that certain Lease dated September 5, 1997 as subsequently amended by the First Amendment to Lease dated September 19, 1997 and the Second Amendment to Lease dated August 26, 1998 (collectively, the "Lease") pursuant to which Tenant leased from Landlord the Premises located at 1601 S. De Anza Boulevard, Cupertino, California which is comprised of the Original Premises containing approximately 8,399 rentable square feet and the Expansion Premises containing approximately 2,046 rentable square feet (collectively, the "Expanded Premises") as outlined on Exhibit A attached hereto.

  B.
  Landlord and Tenant subsequently entered into that certain Partial Lease Termination Agreement dated February 23, 2000 to terminate the Lease as to the Original Premises under terms and conditions as set forth therein.

  C.
  Landlord and Tenant desire to further amend the Lease to also provide for a termination of the Lease with respect to the Expansion Premises.

    Therefore, for valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

    1.
    Lease Termination:

      The Lease will terminate as to the Expansion Premises on or before 11:59 p.m., March 31, 2000, as specified by Tenant in written notice to Landlord at least ten (10) days prior to the effective date of termination (the "Expansion Premises Termination Date"), and Landlord and Tenant shall thereafter have no further obligations with respect to the Expansion Premises except as provided herein. Notwithstanding any provision in this Partial Termination Agreement II to the contrary, all terms and conditions of the Lease with respect to the Expansion Premises shall remain in full force and effect until the Expansion Premises Termination Date (i.e., without limitation Tenant shall continue to pay timely all of its Base Rent and its proportionate share of Expenses including Real Estate Taxes, HVAC maintenance, Insurance and Common Area charges through the Expansion Premises Termination Date).

    2.
    Termination Premium:

      Upon execution of this Partial Lease Termination Agreement II, Tenant shall pay to Landlord a Termination Premium in the amount of Six Thousand Eighty Five and 52/100 Dollars ($6,085.52) [2,046 r.s.f./10,445 r.s.f. × $1,859.19 / month × 16.71 months].

    3.
    Surrender:

      Tenant shall surrender the Expansion Premises to Landlord on or before the Expansion Premises Termination Date having fulfilled without limitation all of its obligations pursuant to the Lease, and Tenant shall pay any other amounts owing for Rent or reimbursements accrued through the Expansion Premises Termination Date.

    4.
    Security Deposit:

      Upon written request by Tenant no earlier than thirty (30) days following the Expansion Premises Termination Date, Landlord shall return to Tenant the Security Deposit for the Expansion Premises as set forth in 7 of the Second Amendment to Lease dated August 26, 1998.

    IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date first written above.

TENANT:	LANDLORD:
Preview Systems, Inc., a Delaware corporation	Limar Realty Corp #26, a California corporation
By:	By:

Name:	Name:

Title:	Title:

By:	By:

Name:	Name:

Title:	Title:

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PARTIAL LEASE TERMINATION AGREEMENT II